RLITHIA MOTORS, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)
NOTICE OF DISCRESTIONARY CONTRIBUTION AWARD

FROM:    Compensation Committee
TO:
DATE: January 1, ____

This Notice of Discretionary Contribution Award (“Notice”) is to inform you that the Company’s Compensation Committee has awarded you a Discretionary Contribution of $________________ under the Lithia Motors, Inc. Supplemental Executive Retirement Plan (the “Plan”). This Discretionary Contribution will be credited to your “________ Discretionary Contribution Account” under the Plan in _____ and will be governed by and subject to the Plan’s rules, as supplemented by the additional terms and conditions provided in this Notice.

I.Vesting.

Your ____ Discretionary Contribution Account (awarded on January 1, ____) will vest as follows:

a.Service-Based Vesting Schedule. Except as provided below, your ____ Discretionary Contribution Account will vest according to the following schedule provided you remain employed with us on the following Vesting Date(s):

Vesting Date            Vested Percent

January 1, YYYY	20%
January 1, YYYY	40%
January 1, YYYY	60%
January 1, YYYY	80%
January 1, YYYY	100%

b.Age-Based Vesting Schedule. Your _____ Discretionary Contribution Account vesting percentage will be the greater of the Service-Based vesting percentage above or the schedule below assuming you remain employed with us on the date(s) you attain the following ages:
Age        Percent

62	70%
63	80%
64	90%
65	100%
c.Qualified Retirement Vesting Schedule. If you terminate employment due to a Qualified Retirement that occurs at least one year from the Date of Grant, discretionary contributions will continue to vest as scheduled in Section I(a) of this Agreement.

A “Qualified Retirement” means you voluntarily terminate employment after you have reached fifty-five (55) years of age and completed a minimum of 10 years of service.

d.Vesting Acceleration Events. To the extent you are not already 100% vested in your _____ Discretionary Contribution Account under the above Service or Age-Based schedules, you will become 100% vested in your _____ Discretionary Contribution Account assuming you remain employed with us at the time any of the following events occur:

1)The Company undergoes a Change in Control;
2)You die; or
3)You become Disabled.

II.Payment Commencement.

Payment of the vested portion of your ____ Discretionary Contribution Account shall commence between the January 1 and March 15 of the calendar year following the calendar year in which you Separate from Service.

Note: If at the time your vested _____ Discretionary Contribution Account becomes payable you are considered a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, your distribution commencement date may be subject to a six (6) month delay.

The Plan document governs the payment, vesting and forfeiture of your ______ Discretionary Contribution Account. Capitalized items used in this Notice that are not herein defined shall have the meanings prescribed to such terms in the Plan document.

This Notice reflects your ______ Discretionary Contribution to be awarded to you by the Compensation Committee on January 1, _____.

LITHIA MOTORS, INC.